Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-127405

CB RICHARD ELLIS REALTY TRUST

Supplement No. 9 dated July 17, 2008

to the Prospectus dated April 25, 2008

This Supplement No. 9 supersedes and replaces the following prior supplements to our prospectus dated April 25, 2008: Supplement No. 1 dated May 6, 2008; Supplement No. 2 dated May 7, 2008; Supplement No. 3 dated May 16, 2008; Supplement No. 4 dated June 13, 2008; Supplement No. 5 dated June 16, 2008; Supplement No. 6 dated June 30, 2008; Supplement No. 7 dated July 3, 2008 and Supplement No. 8 dated July 11, 2008. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus. Capitalized terms used in this Supplement No. 9 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

Table of Contents

	Supplement No. 9 Page No.	Prospectus Page No.
Status of Our Current Offering	1	1
Fees Paid in Connection with Our Offering	1	10-13, 104-108
Real Estate Investments	2-9	91-97
Distribution Policy	9-10	40-41
Dilution	10	42
Summary Selected Financial Data	11-13	43-45
Experts	14	162
Incorporation of Certain Information By Reference	15	N/A

Status of Our Current Offering

On October 24, 2006, we commenced an initial public offering of up to $2,000,000,000 in our common shares. As of June 30, 2008, we had accepted subscriptions from 8,625 investors and issued 38,908,642 common shares pursuant to this public offering and received $388,818,688 in gross proceeds. We had also, as of June 30, 2008, issued 535,470 common shares pursuant to our dividend reinvestment plan. We will offer our common shares in this offering until October 24, 2008, unless the offering is extended. We reserve the right to terminate this offering at any time. As of June 30, 2008, 45,631,087 common shares were issued and outstanding.

Fees Paid in Connection with Our Offering

For the year ended December 31, 2007, our Dealer Manager earned approximately $9,901,000 in selling commissions (of which $588,000 was payable as of December 31, 2007), $3,436,000 in dealer manager fees (of which $234,000 was payable as of December 31, 2007) and $1,658,000 in marketing support fees (of which $101,000 was payable as of December 31, 2007). The Investment Advisor earned acquisition fees of $2,620,000 for the year ended December 31, 2007. In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $490,000 by the Investment Advisor for the year ended December 31, 2007. The Investment Advisor earned investment management fees of $1,547,000 (of which $217,000 was payable as of December 31, 2007) for the year ended December 31, 2007. The Investment Advisor waived investment management fees of $432,000 for the year ended December 31, 2007. In connection with services provided to the Investment Advisor, the Sub-Advisor, pursuant to a sub-advisory agreement, was paid $214,000 by the Investment Advisor for the year ended December 31, 2007. CB Richard Ellis Group, Inc., an affiliate of the Investment Advisor, received property management fees of approximately $160,000 (of which $50,000 was payable as of December 31, 2007) for the year ended December 31, 2007. CBRE Melody, an affiliate of the Investment Advisor, received mortgage banking fees of approximately $36,000 for the year ended December 31, 2007. No leasing and brokerage fees were paid to the Investment Advisor or its affiliates for the year ended December 31, 2007.

Real Estate Investments

This section contains certain information that supplements the information under the section “Real Estate Investments,” which begins on page 91 of our prospectus.

Properties

As of March 31, 2008, we owned 47 office and industrial properties located in seven states (California, Georgia, Illinois, Massachusetts, North Carolina, South Carolina and Texas) and in the United Kingdom, encompassing approximately 6,257,466 rentable square feet, as well as one undeveloped land parcel in Georgia. 18 of these properties were classified as real estate held for sale as of March 31, 2008. Occupancy for our consolidated properties was approximately 84.73% as of March 31, 2008. Our consolidated debt was $164,082,000 as of March 31, 2008. In addition, we have an approximately 5.07% ownership interest in an unconsolidated strategic partnership, or CBRE Asia Fund, that, as of March 31, 2008, owned interests in eight properties located in China and Japan. Four of these properties are under various stages of development and/or construction with the balance of the properties in operations.

The following table provides information relating to our consolidated properties as of March 31, 2008. These properties consisted of 39 industrial properties, encompassing 5,813,609 rentable square feet, and eight office properties, encompassing 443,857 rentable square feet. The weighted average occupancy for our industrial properties and office properties was approximately 83.64% and 99.11% as of March 31, 2008, respectively. The average effective annual rents for our industrial properties and office properties were approximately $18,757,000 and $9,360,000 as of March 31, 2008, respectively.

Location	Property	Property Type	Date Acquired	Year Built	Number of Properties	Approximate Total Acquisition Cost (1)	Net Rentable Sq. Ft.	Occupancy
Domestic
San Diego, CA	REMEC Corporate Campus	Office	9/15/2004	1983	4	$26,667,000	132,685	100.0%
Taunton, MA	300 Constitution Drive	Industrial	11/3/2004	1998	1	19,805,000	330,000	100.0%
Alpharetta, GA	Deerfield Commons I	Office	6/21/2005	2000	1	19,572,000	121,969	100.0%
Alpharetta, GA	Deerfield Commons II (2)	—	6/21/2005	—	—	2,262,000	—	—
Richardson, TX	660 North Dorothy	Industrial	1/9/2006	1997	1	6,836,000	120,000	100.0%
Allen, TX	505 Century	Industrial	1/9/2006	1997	1	6,095,000	100,000	72.4%
Richardson, TX	631 International	Industrial	1/9/2006	1998	1	5,407,000	73,112	100.0%
Bolingbrook, IL	Bolingbrook Point III	Industrial	8/29/2007	2006	1	18,170,000	185,045	100.0%
Spartanburg, SC	Fairforest Bldg. 5	Industrial	8/30/2007	2006	1	16,968,000	316,491	100.0%
Spartanburg, SC	Fairforest Bldg. 6 (3)	Industrial	8/30/2007 1/23/2008	2005	1	7,468,000	101,055	100.0%
Spartanburg, SC	Fairforest Bldg. 7	Industrial	8/30/2007	2006	1	5,626,000	101,459	0.0%
Spartanburg, SC	HJ Park Bldg. 1	Industrial	8/30/2007	2003	1	4,216,000	70,000	100.0%
Charleston, SC	North Rhett I	Industrial	8/30/2007	1973	1	10,302,000	284,750	100.0%
Charleston, SC	North Rhett II	Industrial	8/30/2007	2001	1	7,073,000	101,705	100.0%
Charleston, SC	North Rhett III (3)	Industrial	8/30/2007 1/23/2008	2002	1	4,812,000	79,972	100.0%
Charleston, SC	North Rhett IV	Industrial	8/30/2007	2005	1	17,060,000	316,040	100.0%
Charleston, SC	Jedburg Commerce Park	Industrial	8/30/2007	2007	1	41,967,000	512,686	100.0%
Charleston, SC	Mount Holly Building	Industrial	8/30/2007	2003	1	6,208,000	100,823	100.0%
Charleston, SC	Orangeburg Park Bldg.	Industrial	8/30/2007	2003	1	5,474,000	101,055	100.0%
Charlotte, NC	Kings Mountain I (3)	Industrial	8/30/2007 1/23/2008	1998	1	5,497,000	100,000	100.0%
Charlotte, NC	Kings Mountain II	Industrial	8/30/2007	2002	1	11,311,000	301,400	100.0%
Winston-Salem, NC	Union Cross Bldg. I	Industrial	8/30/2007	2005	1	6,585,000	100,853	100.0%
Winston-Salem, NC	Union Cross Bldg. II	Industrial	8/30/2007	2005	1	17,216,000	316,130	100.0%
Lewisville, TX	Lakeside Office Center	Office	3/5/2008	2006	1	17,949,000	98,750	96.0%
Charlotte, NC	Kings Mountain III	Industrial	3/14/2008	2007	1	25,654,000	541,910	0.0%

Total					27	316,200,000	4,607,890	85.35%

Location	Property	Property Type	Date Acquired	Year Built	Number of Properties	Approximate Total Acquisition Cost (1)	Net Rentable Sq. Ft.	Occupancy
International
Coventry, UK	602 Central Blvd.	Office	4/27/2007	2001	1	23,847,000	49,985	100.0%
Reading, UK	Thames Valley Five	Office	3/20/2008	1998	1	29,335,000	40,468	100.0%

Total					2	53,182,000	90,453	100.0%

Real Estate Held for Sale
Spartanburg, SC	Fairforest Bldgs 1-4	Industrial	8/30/2007	1999-2001	4	20,947,000	355,794	100.0%
Spartanburg, SC	Highway 290 Commerce Pk Bldgs	Industrial	8/30/2007 9/24/2007 11/1/2007	1993-1996	5	21,204,000	473,050	78.9%
Spartanburg, SC	Orchard Business Park 1 & 2	Industrial	8/30/2007 11/1/2007	1994	2	2,271,000	50,000	65.0%
Spartanburg, SC	Greenville/ Spartanburg Ind. Pk	Industrial	8/30/2007	1990	1	3,581,000	67,375	100.0%
Spartanburg, SC	Community Cash Complex 1-5	Industrial	8/30/2007	1960-1984	5	8,648,000	552,904	70.5%
Spartanburg, SC	Cherokee Corporate Park	Industrial	8/30/2007	2000	1	3,928,000	60,000	100.0%

Total					18	60,579,000	1,559,123	82.02%

Grand Total					47	$429,961,000	6,257,466	84.73%

(1)	Acquisition cost represents the purchase price inclusive of customary closing costs and acquisition fees (which is 1.0% of the contract purchase price).
(2)	Represents ten acres of undeveloped land zoned for office use.
(3)	Includes the purchase prices of adjacent land parcels acquired on January 23, 2008.

Our geographic revenue concentrations from continuing operations for the three months ended March 31, 2008 and 2007 are as follows:

	Three Months Ended March 31,
	2008	2007
Domestic
California	9.91%	29.88%
Georgia	9.56	27.54
Massachusetts	7.30	22.55
Texas	9.07	20.03
Illinois	5.04	—
North Carolina	13.16	—
South Carolina	38.93	—

Total Domestic	92.97	100.00
International
UK	7.03	—

Total	100.00%	100.00%

Our geographic long-lived asset concentrations from continuing operations as of March 31, 2008 and December 31, 2007 are as follows:

	March 31, 2008	December 31, 2007
Domestic
California	6.68%	30.65%
Massachusetts	5.53	25.62
Georgia	4.73	23.29
Texas	10.30	20.44
Illinois	4.88	—
North Carolina	18.51	—
South Carolina	34.91	—

Total Domestic	85.54	100.00
International
UK	14.46	—

Total	100.00%	100.00%

100% of the geographic revenue concentrations from discontinued operations and geographic asset concentrations from discontinued operations are attributable to buildings located in South Carolina as of and for the three months ended March 31, 2008. There were no discontinued operations for the three months ended March 31, 2007.

Recent Developments

Thames Valley Five Loan

Subsequent to our acquisition of Thames Valley Five, on May 30, 2008, we obtained a £7,500,000 loan ($14,861,000 assuming an exchange rate of $1.98/£1.00) from The Royal Bank of Scotland plc. The interest only loan is for a term of five years (with a two year extension option) and bears interest at a variable rate of interest based on the three month London Inter-Bank Offering Rate plus 1%, or 6.89% per annum as of May 30, 2008. In addition, we incurred financing costs of approximately £71,000 ($141,000) associated with obtaining this loan.

Acquisition of Enclave on the Lake

On July 1, 2008, we acquired, from unrelated third-parties, a fee interest in Enclave on the Lake, located at 1255 Enclave Parkway, in Houston, Texas. The total acquisition cost for this property was approximately $37,732,000, which includes customary closing costs and an acquisition fee of $372,500 which was paid to our Investment Advisor. The property consists of a 171,091 square foot, six-story office building with structured and surface parking lots completed in 1999. The office building is 100% leased to SBM Atlantia, Inc., a Netherlands based supplier of products and services to the oil and gas industry under a lease that expires in February 2012. The initial annual rent under the lease with SBM Atlantia, Inc. is $4,277,000. In connection with the acquisition of this property, we assumed a $18,790,000 fixed-rate mortgage loan that bears interest at a rate of 5.45% per annum and matures on May 1, 2011.

Acquisition of Albion Mills Retail Park

On July 11, 2008, we acquired, from an unrelated third-party, a fee interest in Albion Mills Retail Park located on Ings Road, Wakefield, United Kingdom. The total acquisition cost for this property was approximately £11,126,000 ($22,046,000 assuming an exchange rate of $1.9815/£1.00), which includes customary closing costs and an acquisition fee of $208,000 which was paid to our Investment Advisor. The property consists of a 55,294 square foot, two unit retail building and surface parking lot completed in 2000. The retail building is 100% leased to Wickes Building Supplies Ltd, one of the United Kingdom’s leading hardware and building supplies retailers, under a lease that expires in May 2030, and DSG Retail Ltd. (d/b/a PC World), one of the largest retailers in the United Kingdom, under a lease that expires in September 2020. The initial annual rent under the lease with Wickes Building Supplies Ltd is $1,177,746 and the initial annual rent under the lease with DSG Retail Ltd. (d/b/a PC World) is $404,060.

Joint Venture with Duke Realty Limited Partnership

On May 5, 2008, we entered into a contribution agreement with Duke Realty Limited Partnership, a subsidiary of Duke Realty Corporation (NYSE: DRE), to acquire, through a joint venture, $248,900,500 in industrial real property assets. We own an 80% interest and Duke owns a 20% interest in the joint venture. The portfolio consists of six bulk industrial built-to-suit, fully leased properties. One of the properties was contributed to the joint venture on June 12, 2008 and in connection with the closing we made a cash contribution of approximately $34,700,000 (excluding a working capital reserve of $240,000) to the Duke joint venture. The remaining five properties are expected to be contributed to the joint venture during the remainder of 2008. None of the properties have an operating history, with five of the six properties currently under construction. Closing of the contribution of each of the remaining properties to the joint venture is subject to certain contingencies and there is no assurance that any of the properties will be contributed to the joint venture. It is anticipated that the total amount of properties (inclusive of those identified above) that may be contributed to the joint venture over a three-year period may be up to $800,000,000.

CBRE Asia Fund—Acquisition of Golden Rooster Lake Road

On June 17, 2008, CBRE Asia Fund acquired a 49% interest in a Chinese company that owns Golden Rooster Lake Road located in Suzhou, China. The property is a mixed-use property anticipated to include four high-rise serviced apartment towers and a shopping mall. The property is currently under development, with an estimated total project cost of $197,000,000. The joint venture partner and developer is China Vanke, a public company listed on the Shenzhen stock exchange. CBRE Asia Fund acquired this interest for approximately $37,800,000.

Significant Tenants

We owned approximately 6,257,466 square feet of net rentable space as of March 31, 2008. The following table details the tenants with annual rents greater than 5% of total annual rents or who occupied more than 5% of the total rentable square feet as of March 31, 2008:

Market	Property	Tenant	Net Rentable Sq. Ft.		Annual Rents Statistics		Lease Expirations
			Sq. Ft.	% of Portfolio	Annual Rents	% of Portfolio
Charleston, SC	Jedburg Commerce Park	American LaFrance LLC	512,686	8.19%	$2,994,086	10.65%	07/2027
Reading, UK/ Atlanta, GA	Thames Valley Five/ Deerfield Commons I	Regus/HQ Global Workplace, Inc. (1)	85,789	1.37	2,947,592	10.48	12/2013/ 05/2010
San Diego, CA	REMEC Corporate Campus	REMEC	132,685	2.12	2,307,271	8.20	04/2017
Coventry, UK	602 Central Blvd.	Capital Business Services	49,985	0.80	1,534,755	5.46	02/2010
Boston, MA	300 Constitution Drive	Chadwick’s of Boston	330,000	5.28	1,425,600	5.07	03/2013
Winston-Salem, NC	Union Cross Bldg. II	EGL Eagle Global Logistics LP	316,130	5.05	1,238,597	4.40	10/2009
Spartanburg, SC	Fairforest Bldg. 5	Echostar Satellite LLC	316,491	5.06	1,177,347	4.19	02/2013
Charleston, SC	North Rhett IV	Trans Hold Inc	316,040	5.05	1,174,065	4.18	01/2022
						—

			2,059,806	32.92%	$14,799,313	52.63%

(1)	HQ Global Workplace, Inc. is owned by Regus.

On January 28, 2008, American LaFrance LLC, or ALF, the tenant in our Jedburg Commerce Park property, filed for Chapter 11 bankruptcy protection with the bankruptcy court for the District of Delaware. ALF has remained current on its rent obligations during the course of the Chapter 11 bankruptcy proceedings. On May 23, 2008, an order was entered in ALF’s Chapter 11 case confirming its Plan of Reorganization, as well as an agreed order that will modify its lease with us upon assumption. Although not yet effective, this modified lease includes a reduction of the remaining lease term from approximately 19 years to approximately five years and an approximately 5% reduction in the current annual base rent. The assumption of this modified lease occurs upon the effective date of the confirmation of the Plan of Reorganization by the bankruptcy court. As of the date of this Supplement No. 9, ALF represents approximately 8.78% of our annualized rent with respect to our consolidated portfolio. The lease remains secured, in part, by a letter of credit. However, should the Plan of Reorganization fail to go into effect, or after the effective date of the Plan of Reorganization, there can be no assurance that ALF will continue to make rent payments or that it will not breach its lease with us.

Tenant Lease Expirations

The following table sets forth a schedule of expiring leases for our consolidated properties by square footage and by annualized rental revenue as of March 31, 2008:

Year	Number of Leases	Expiring Square Feet	% of Portfolio	Annual Rental	% of Portfolio
Vacant		955,317	15.27%	$—	—%
Month to Month	9	359,645	5.75	—	—
2008	5	216,147	3.45	743,218	2.64
2009	10	609,519	9.74	2,968,250	10.55
2010	21	511,605	8.17	4,431,198	15.76
2011	6	197,966	3.16	1,039,167	3.70
2012	7	208,400	3.33	993,239	3.53
2013	3	756,959	12.10	5,083,404	18.08
2014	2	102,372	1.63	470,117	1.67
2015	7	709,942	11.35	2,709,403	9.63
2016	2	198,414	3.17	1,009,019	3.59
2017	2	200,201	3.21	3,235,639	11.51
2019	1	301,400	4.82	822,587	2.93
2020	1	100,853	1.61	444,399	1.58
2022	1	316,040	5.05	1,174,065	4.18
2027*	1	512,686	8.19	2,994,085	10.65

Total	78	6,257,466	100.00%	$28,117,790	100.00%

*	The above table includes the ALF lease as expiring in 2027 per the current lease agreement.

Rental Operations

We evaluate the performance of our segments based on net operating income, defined as: rental income and tenant reimbursements less property and related expenses (operating and maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization, and our level general and administrative expenses. The following tables compare the net operating income for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Year Ended December 31,
	2007	2006	2005
Domestic Properties
Revenues:
Rental	$11,449	$6,630	$4,614
Tenant Reimbursements	2,377	1,830	872

	13,826	8,460	5,486

Property and Related Expenses:
Operating and Maintenance	1,011	860	367
General and Administrative	84	88	26
Property Management Fee to Related Party	122	41	7
Property Taxes	1,486	1,103	563

	2,703	2,092	963

Net Operating Income	11,123	6,368	4,523

International Properties
Revenues:
Rental	1,149	—	—
Tenant Reimbursements	12	—	—

	1,161	—	—

Property and Related Expenses:
Operating and Maintenance	19	—	—
General and Administrative	23	—	—
Property Management Fee to Related Party	7	—	—

	49	—	—

Net Operating Income	1,112	—	—

Total Reportable Segments(1)
Revenues:
Rental	12,598	6,630	4,614
Tenant Reimbursements	2,389	1,830	872

	14,987	8,460	5,486

Property and Related Expenses:
Operating and Maintenance	1,030	860	367
General and Administrative	107	88	26
Property Management Fee to Related Party	129	41	7
Property Taxes	1,486	1,103	563

	2,752	2,092	963

Net Operating Income	12,235	6,368	4,523

Reconciliation of Non-GAAP Measure to Consolidated Net Loss
Total Segment Net Operating Income	12,235	6,368	4,523
Interest and Other Income	2,855	255	460

	15,090	6,623	4,983

Interest Expense	5,049	1,784	1,195
General and Administrative	1,761	763	333
Investment Management Fee to Related Party	1,547	739	603
Class C Fee to Related Party	—	145	459
Depreciation and Amortization	8,050	4,618	2,478

Loss From Continuing Operations Before Income Taxes, Minority Interest and Equity in Loss of Unconsolidated Entity	(1,317)	(1,426)	(85)
Minority Interest	17	(1,058)	(7)
Equity in Loss of Unconsolidated Entity	(150)	—	—

Loss from Continuing Operations	(1,450)	(2,484)	(92)
Income from Discontinued Operation	1,047	—	—

Net Loss	$(403)	$(2,484)	$(92)

(1)

Total Reportable Segments net operating income is a Non-GAAP financial measure which may be useful as a supplemental measure for evaluating the relationship of each reporting segment to the combined total. This measure should not be looked upon as an alternative measure of operating performance to our US GAAP presentations provided.

Non-GAAP Supplemental Financial Measure: Funds from Operations

Management believes that Funds from Operations, or FFO, is a useful supplemental measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. The revised White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Because FFO excludes depreciation and amortization, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs. Management believes that FFO provides useful information to the investment community about our financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.

FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

The following table presents our FFO for the three months ended March 31, 2008, December 31, 2007, September 30, 2007 and June 30, 2007 (in thousands):

	Three Months Ended
	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007

Reconciliation of net income (loss) to funds from operations:
Net Income (Loss)	$ 583	(709)	$ 434	$ 4
Adjustments:
Minority interest	5	(6)	5	(1)
Class C Fee	—	—	—	—
Real estate depreciation and amortization	3,151	3,465	2,115	1,327

Funds from operations	$3,739	$2,750	$2,554	$1,330

Weighted average common shares outstanding (basic and diluted)	34,027,925	27,919,533	22,538,536	14,483,988
FFO per share (basic and diluted)	$0.11	$0.10	$0.11	$0.09

Distribution Policy

This section supplements the information under the section “Distribution Policy,” which appears on page 40 of our prospectus.

The following table sets forth the distributions per common share declared by our board of trustees and dates of such distributions:

Quarter	Declared	Date of Distribution
Fourth Quarter, 2004	$0.08	January 19, 2005
First Quarter, 2005	$0.084	April 19, 2005
Second Quarter, 2005	$0.084	July 20, 2005
Third Quarter, 2005	$0.125	October 20, 2005
Fourth Quarter, 2005	$0.125	January 20, 2006
First Quarter, 2006	$0.125	April 20, 2006
Second Quarter, 2006	$0.125	July 20, 2006
Third Quarter, 2006	$0.125	October 3, 2006
Fourth Quarter, 2006	$0.125	January 16, 2007
First Quarter, 2007	$0.125	April 20, 2007
Second Quarter, 2007	$0.1375	July 20, 2007
Third Quarter, 2007	$0.1375	October 19, 2007
Fourth Quarter, 2007	$0.14375	January 21, 2008
First Quarter, 2008	$0.14375	April 18, 2008
Second Quarter, 2008	$0.14375	July 18, 2008*
Third Quarter, 2008	$0.15	October 20, 2008*

*	Anticipated payment date

On June 10, 2008, our board of trustees approved a quarterly distribution to shareholders of $0.15 per common share for the third quarter 2008. The distribution will be calculated on a daily basis and paid on October 20, 2008 to shareholders of record during the period July 1, 2008 through and including September 30, 2008. The distribution represents an increase of $0.00625 over the second quarter 2008 distribution of $0.14375 per common share. On an annualized basis, this increase in distribution would represent a 6.0% return based on the current $10.00 per share offering price of our common shares.

Our 2004 distributions were funded 98% by cash flows provided by operating activities and 2% from uninvested proceeds of our private offering; our 2005 and 2006 distributions were funded 100% by cash flows provided by operating activities; and our 2007 distributions were funded 80.57% by cash flows provided by operating activities and 19.43% from uninvested proceeds from the financings of our properties. Our first quarter 2008 distributions were funded 81.38% by cash flows provided by operating activities and 18.62% from uninvested proceeds from financings of our properties. We cannot assure you that we have sufficient cash available for future distributions at this level, or at all. See “Risk Factors,” which begins on page 18 of our prospectus.

Dilution

This section updates the information under the section “Dilution,” which appears on page 42 of our prospectus.

Our net tangible book value as of March 31, 2008 was approximately $271,681,000, or $7.19 per share. If you invest in our common shares, your interest will be diluted to the extent of the difference between the price per share you pay and the net tangible book value per share immediately after this offering. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of common shares issued and outstanding. After giving effect to the sale by us of (i) $1,800,000,000 in common shares offered by our prospectus to the public, assuming a public offering price of $10.00 per share, and (ii) $200,000,000 in common shares offered pursuant to our dividend reinvestment plan, assuming a public offering price of $9.50 per share, our net tangible book value as of March 31, 2008 would have been $1,795,515,679, or $8.63 per share. This represents an immediate increase in the net tangible book value of $1.44, or 20.03%, per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $(1.31), or (13.18)%, per share to new investors. If you pay reduced selling commissions and fees or no fees, you will suffer less dilution. For example, if no selling commissions are paid on your purchase of shares then based on our net tangible book value at March 31, 2008, you will suffer dilution of up to approximately $(0.80) per share.

The following table illustrates this per share dilution:

Per share offering price of this offering before any expenses, commissions and other fees	$10.00
Per share offering price of shares issuable pursuant to our dividend reinvestment plan before expenses	$9.50
Weighted average per share offering price of total shares issuable pursuant to this offering and our dividend reinvestment plan before expenses, commissions and other fees	$9.94
Net tangible book value of each common share at March 31, 2008	$7.19
Pro forma net tangible book value of each common share assuming the completion of this offering(1)	$8.63
Pro forma increase in net tangible book value per common share to existing shareholders attributable to this offering	$1.44
Pro forma decrease (dilution) in net tangible book value per common share to new investors	$(1.31)

(1)

This figure assumes that we received net proceeds of $1,801,000,000 from this offering, after deducting the payment of selling commissions, the dealer manager fee and the marketing support fee to the Dealer Manager and other organization and offering expenses. We do not pay selling commissions, the dealer manager fee and the marketing support fee for dividend reinvestment plan shares placed.

The following table summarizes, on a pro forma basis as of March 31, 2008, the differences in the number of common shares purchased from us, the total consideration paid and the average price per share paid by our existing shareholders and by the new investors purchasing the common shares in this offering:

	Shares Issued(1)		Book Value of Total Consideration		Book Value of Consideration Per Share
	Number	Percent	Amount	Percent
Existing shareholders	37,788,751	18.2%	$355,073,911	17.3%	$9.40
New shareholders	170,231,643	81.8%	$1,691,953,220	82.7%	$9.94

Total	208,020,394	100.0%	$2,047,027,131	100.0%	$9.84

(1)

Although the outstanding class A units of limited partnership of CBRE OP are convertible into our common shares on a one-for-one basis, we give no effect to the possible conversion of class A units of limited partnership of CBRE OP into common shares.

Summary Selected Financial Data

This section updates the information under the section “Summary Selected Financial Data,” which begins on page 43 of our prospectus.

The following table sets forth summary selected financial and operating data on a consolidated basis for our company. You should read the following summary selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management Discussion and Analysis of Financial Conditions and Results of Operations,” which are included in our prospectus and incorporated documents.

The summary historical consolidated balance sheet information as of March 31, 2008, December 31, 2007, 2006, 2005 and 2004 as well as the summary historical consolidated statement of operations information for the three months ended March 31, 2008 and March 31, 2007 and for the periods ended December 31, 2007, 2006, 2005 and 2004 have been derived from our historical consolidated financial statements.

Our unaudited summary selected pro-forma consolidated financial data is presented for the three months ended March 31, 2008 and as of and for the year ended December 31, 2007. Our unaudited summary selected pro-forma consolidated statements of operations data for the three months ended March 31, 2008 and year ended December 31, 2007 is based on our historical consolidated statements of operations and combined with the statements of revenues and certain expenses for the (i) 602 Central Blvd. property, which was acquired on April 27, 2007, (ii) the Bolingbrook Point III property, which was acquired on August 29, 2007, (iii) the Carolina Portfolio which was acquired on August 30, 2007, (iv) the Lakeside Office Center property, which was acquired on March 5, 2008, (v) the Thames Valley Five property, which was acquired on March 20, 2008, (vi) the Duke Buckeye Logistic Center property, which was acquired on June 12, 2008 and (vii) the Enclave on the Lake property, which was acquired on July 1, 2008. The unaudited summary selected pro forma consolidated balance sheet as of March 31, 2008 is presented as if the acquisitions of the Duke Buckeye Logistic Center property and the Enclave on the Lake property had taken place on March 31, 2008. Our unaudited pro-forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been for the period indicated, nor does it purport to represent our future results of operations. For further discussion of the unaudited pro-forma consolidated financial statements, see our Current Report on Form 8-K/A, filed with the SEC on July 17, 2008, and which is incorporated by reference herein.

	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	Three Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,	Year Ended December 31,			July 1, 2004 (Date of Commencement) to December 31,
	2008	2008	2007	2007	2007	2006	2005	2004
	(in thousands except share data)
Statement of Operations Data:
Rental	$7,741	$5,814	$1,683	$28,147	$12,598	$6,630	$4,614	$913
Tenant Reimbursements	1,297	1,069	485	3,887	2,389	1,830	872	120

Total Revenue	9,038	6,883	2,168	32,034	14,987	8,460	5,486	1,033

Operating and Maintenance	945	547	223	3,056	1,152	901	374	7
Property Taxes	836	631	295	3,213	1,486	1,103	563	113
Interest	2,716	2,406	446	9,315	5,049	1,784	1,195	117
General and Administrative Expense	440	408	223	2,059	1,875	851	359	123
Management Fees to Related Party	850	681	237	2,900	1,547	739	603	230
Class C Fee to Related Party	—	—	—	—	—	145	459	197
Depreciation and Amortization	4,233	3,151	1,143	15,357	8,050	4,618	2,478	334
Organizational Expenses	—	—	—	—	—	—	—	109

	10,020	7,824	2,567	35,900	19,159	10,141	6,031	1,230

Interest and Other Income	796	796	264	2,855	2,855	255	460	111

Income (Loss) before Minority Interest	(186)	(145)	(135)	(1,011)	(1,317)	(1,426)	(85)	(86)
Minority Interest	3	2	3	8	17	(1,058)	(7)	(3)
Provision for Income Taxes	(59)	(59)	—	—	—	—	—	—
Equity in loss of Unconsolidated Investments	(13)	(96)	—	8	(150)	—	—	—

Loss From Continuing Operations	(255)	(298)	(132)	(995)	(1,450)	(2,484)	(92)	(89)
Income From Discontinued Operations		881	—		1,047	—	—	—

Net Income (Loss)		$583	$(132)		$(403)	$(2,484)	$(92)	$(89)

Per Share Data:
Basic and Diluted Loss Per Share From Continuing Operations	$(0.01)	$(0.01)	$(0.01)	$(0.05)	$(0.08)	$(0.35)	$(0.01)	$(0.01)
Basic and Diluted Income Per Share From Discontinued Operations		0.03	—		$0.06	—	—	—

Basic and Diluted Income (Loss) Per Share		$0.02	$(0.01)		(0.02)	$(0.35)	$(0.01)	$(0.01)

Weighted Average Common Shares
Outstanding—Basic and Diluted	34,027,925	34,027,925	8,987,691	18,545,418	18,545,418	7,010,722	6,967,762	6,893,961
Dividend Declared Per Share	$0.14	$0.14	$0.13	$0.54	$0.54	$0.50	$0.42	$0.08

	Pro Forma Consolidated March 31,	Historical Consolidated March 31,	Historical Consolidated December 31,
	2008	2008	2007	2006	2005	2004
	(in thousands)
Balance Sheet Data:
Investments in Real Estate, Net of Accumulated Depreciation and Amortization	$356,397	$321,941	$252,351	$70,650	$57,163	$43,946
Investments in Unconsolidated Entities	35,505	64	101	—	—	—
Real Estate and Other Assets Held for Sale	60,910	60,910	61,100	—	—	—
Total Assets	512,526	493,761	434,806	97,807	94,118	73,704
Notes Payable	134,401	116,121	116,876	34,975	34,975	13,250
Loan Payable	45,000	45,000	45,000	—	—	—
Liabilities Related to Real Estate and Other Assets Held for Sale	725	725	729	—	—	—
Total Liabilities	210,922	192,157	188,279	44,834	41,510	18,461
Minority Interest	1,464	1,464	1,495	1,629	242	245
Shareholders’ Equity	300,140	300,140	245,032	51,344	52,366	54,998
Total Liabilities and Shareholders’ Equity	512,526	493,761	434,806	97,807	94,118	73,704

Experts

The consolidated financial statements and the related financial statement schedules of CB Richard Ellis Realty Trust and subsidiaries as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the effectiveness of CB Richard Ellis Realty Trust’s internal control over financial reporting as of December 31, 2007, incorporated in this Supplement No. 9 by reference from the CB Richard Ellis Realty Trust Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses of the Bolingbrook Point III building for the year ended December 31, 2006, included in this Supplement No. 9 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Carolina Portfolio for the year ended December 31, 2006, included in this Supplement No. 9 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the purpose of the statements), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Carolina II Portfolio for the year ended December 31, 2006, included in this Supplement No. 9 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the purpose of the statements), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses of Lakeside Office Center for the year ended December 31, 2007, included in this Supplement No. 9 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical statement of revenues and direct operating expenses of the Enclave on the Lake building for the year ended December 31, 2007, included in this Supplement No. 9 by reference from our Current Report on Form 8-K/A dated July 1, 2008 and filed with the SEC on July 17, 2008, has been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of Certain Information by Reference

This Supplement No. 9 to our prospectus dated April 25, 2008 “incorporates by reference” certain information we file with the SEC, in accordance with the rules and regulations of the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this Supplement No. 9. The following documents filed with the SEC are incorporated by reference into this Supplement No. 9:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 15, 2008;

•	Our Current Report on Form 8-K, dated May 5, 2008, filed on May 6, 2008;

•	Our Current Report on Form 8-K/A, dated March 20, 2008, filed on May 12, 2008;

•	Our Current Report on Form 8-K/A, dated March 5, 2008, filed on May 12, 2008;

•	Our Current Report on Form 8-K, dated June 10, 2008, filed on June 16, 2008;

•	Our Current Report on Form 8-K, dated June 12, 2008, filed on June 16, 2008;

•	Our Current Report on Form 8-K, dated July 1, 2008, filed on July 3, 2008;

•	Our Current Report on Form 8-K/A, dated July 1, 2008, filed on July 17, 2008; and

•	Our Proxy Statement on Schedule 14A for our 2008 Annual Meeting of Shareholders, filed on April 28, 2008.

You can obtain any of the documents incorporated by reference in this Supplement No. 9 from us, or from the SEC through the SEC’s website at the address www.sec.gov. We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any written requests for documents to CB Richard Ellis Realty Trust, 17 Hulfish Street, Suite 280, Princeton, New Jersey 08542, or call (609) 683-4900. Such documents may also be accessed on our website at www.cbrerealtytrust.com. The information found on, or otherwise accessible through, our website is not incorporated information and does not form part of this supplement, our prospectus or any other report or document we file or furnish with the SEC.